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                                                                   Exhibit 10.10

      RESTAURANT MANAGEMENT AGREEMENT made as of the 18th day of April, 1996 by and between 37 EAST 50TH STREET CORPORATION, a domestic corporation with offices at 37 East 50th Street, New York, New York ("NEWCO") and RESTAURANT GROUP MANAGEMENT SERVICES, L.L.C., a domestic limited liability company with offices at 1114 First Avenue, New York, New York ("MANAGEMENT COMPANY").

                                   WITNESSETH

      WHEREAS, NEWCO is the owner of the Restaurant located at 37 East 50th Street, New York, New York, and doing business as GLOUCESTER CAFE ("the Restaurant"); and,

      WHEREAS, the MANAGEMENT COMPANY is a New York Limited Liability Company the principals of which are experienced in the business of Restaurant design and administration and,

      WHEREAS, upon the terms and conditions herein set forth, NEWCO wishes to retain the MANAGEMENT COMPANY to provide administrative, managerial and operating services in connection with the operation of the Restaurant and,

      WHEREAS, the parties wish to set forth their agreement with respect to such retention,

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      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

      1. HIRING OF THE MANAGEMENT COMPANY. NEWCO hereby retains the MANAGEMENT COMPANY to provide new restaurant concept design, construction, administrative, managerial and operating services in connection with the operation of the Restaurant, and in connection with operation of banquet services at the Restaurant, and off the premises. The MANAGEMENT COMPANY shall render such services upon the terms and conditions hereafter set forth. NEWCO acknowledges that the MANAGEMENT COMPANY renders similar services to other Restaurants, which Restaurants may be competitive with the Restaurant, and agrees that, except as hereinafter provided in Section 9, it may continue to render such services to those entities and accept similar employment with other entities. The MANAGEMENT COMPANY acknowledges that it is the essence of this agreement that the Restaurant will be constructed and operated as a first-class Manhattan Restaurant, with white tablecloth service during the term of this agreement. MANAGEMENT COMPANY acknowledges and agrees that, while all business decisions will be made in its sole discretion, NEWCO has entered into this agreement in reliance on the belief that the MANAGEMENT COMPANY will make business decisions and exercise business judgment in good faith and without personal bias or conflict of interest between the objectives of MANAGEMENT COMPANY and its principals on the one hand, and NEWCO, its principals and shareholders on the other.


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      2. ADDITIONAL SERVICES BY THE MANAGEMENT CO. The administrative services rendered by the MANAGEMENT COMPANY shall include the maintenance of all bookkeeping and accounting records as are necessary to prepare and file timely all tax withholding forms for all Restaurant employees and all sales and tax records and returns for the Restaurant and pay timely to the appropriate tax authorities all taxes required to be reported on such forms or returns. In addition, the MANAGEMENT COMPANY shall perform at the expense of the NEWCO, the following: comply with all governmental health and safety regulations, including the maintenance of all necessary business, food and beverage licenses; maintain all reasonably required fire, theft, accident and other insurance policies and renewals thereof; purchase all supplies and equipment, food, food products and beverages to be used in the operation of the Restaurant; supervise, manage, hire and discharge Restaurant personnel, all of whom shall be deemed to be employees of NEWCO; supervise the making of all necessary repairs, decorations and alterations to the Restaurant; implement promotional and advertising programs; provide menu and wine list content and pricing; manage collections, cash receipts and deposit arrangements and make payments for those items chargeable under this Agreement out of the account referred to in, and as otherwise provided, in
Section 5 hereof; prepare financial budgets and information; generally act as liaison between NEWCO and the employees of the Restaurant, and continue such operating policies so as to maintain the Restaurant as a first-class Manhattan Restaurant. The MANAGEMENT COMPANY will make all discount and bulk purchase arrangements which it has with third parties available to the Restaurant on the same basis and furnish the Restaurant with appropriate vouchers and backup information to support the charges to NEWCO. These discount and bulk purchase arrangements shall include advertising and public relations. NEWCO acknowledges that the MANAGEMENT COMPANY shall be

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permitted to advertise the Restaurant, and utilize public relations with the
Restaurant in joint campaigns with other Restaurants with which the MANAGEMENT COMPANY is involved, or shall become involved.

      Without limiting the generality of the foregoing, the MANAGEMENT COMPANY shall:

            a. Within thirty (30) business days after the end of each calendar month commencing with the effective date of this agreement, furnish to NEWCO a monthly report of income, sales, expenses, cash flow, and balance sheet changes, including inventory. Comparable quarterly reports will be delivered within thirty (30) business days of the end of each calendar quarter. A weekly sales report will also be furnished within seven (7) business days after the end of each week.

            b. Furnish to NEWCO an annual financial statement of Restaurant operations prepared (at the sole cost and expense of NEWCO) by a firm of certified public accountants chosen by the MANAGEMENT COMPANY. The entire cost of all expenses of the business of NEWCO (other than salaries of the MANAGEMENT COMPANY employees) including, without limitation, the cost of business licenses, taxes, insurance premiums, food, beverages, payroll servicing, salaries of employees at the Restaurant, office supplies, advertising, and legal and outside accounting fees for services rendered to NEWCO shall be paid by NEWCO.

      3. COMPENSATION.

            a. As partial compensation for the MANAGEMENT COMPANY'S services hereunder, in addition to the compensation set forth in Section 4 hereof, NEWCO shall pay to the


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MANAGEMENT COMPANY an amount equal to three (3) per cent of all Restaurant
Sales (as hereinafter defined) with respect to each month (or portion hereof at the beginning and end of the term of this Agreement). Such amount shall be paid within seven (7) days after the end of each calendar month and, until adjusted by the parties as hereafter provided, the amount paid shall equal three (3) per cent of the Restaurant Sales for the immediately preceding month.

      b. If at the close of any calendar year (but not later than 90 days thereafter) it is determined that the aggregate of the monthly payments for the fiscal year has either exceeded or fallen short of three (3) per cent of Restaurant Sales for such fiscal year, then the MANAGEMENT COMPANY and the NEWCO shall promptly adjust the amount owing not later than 90 days after such calendar year.

      c. For the purposes of this paragraph, the parties shall be bound by the certified financial statement of the certified public accountants retained by the MANAGEMENT COMPANY as accountants for the Restaurant.

      d. The term "Restaurant Sales" shall mean all monies received by NEWCO or for their account from the operation of the Restaurant, including, but not limited to, banquet services, on and off premises catering, and sale of merchandise in the ordinary course of business, in cash, by credit card or otherwise, but less, as to all the foregoing, bona fide refunds to customers, uncollected amounts, gratuities and tips in fact paid out by the Restaurant to employees of the Restaurant, and taxes imposed and paid by the Restaurant on customer checks.


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      e. NEWCO agrees to provide to MANAGEMENT COMPANY copies of NEWCO federal and state tax returns, on an annual basis and NEWCO agrees to indemnify and hold MANAGEMENT COMPANY harmless with respect to any liability to the MANAGEMENT COMPANY based on errors and omissions in such returns.

      4. ADDITIONAL COMPENSATION.

            a. As additional compensation for its management services hereunder, MANAGEMENT COMPANY shall be paid by NEWCO a sum equal to the lessor of (i)50% of the operating cash flow of NEWCO and (ii) cash flow of NEWCO minus the sums retained by NEWCO from operating cash flow under Article 4(b). Said additional compensation shall be payable quarterly, but adjusted on an annualized basis. For the purposes of this Article 4, any difference between the compensation paid to the MANAGEMENT COMPANY under this Article 4(a), in any calendar year prior to 2001 and 50% of the operating cash flow for said year shall be defined as "Shortfall".

            b. MANAGEMENT COMPANY guarantees that, during the periods below set forth, and notwithstanding whether or not, for any such period, NEWCO has realized a positive operating cash flow sufficient to do so, NEWCO will receive or retain the greater of 50% of operating cash flow, or the amounts set forth below, such payments to be paid, pro-rata, on a monthly basis before the tenth
(10th) day of each month.:

             Calendar 1996                         50% of operating cash flow,
                                                   but not less than zero
             Calendar 1997                         $144,000
             Calendar 1998                         $240,000
             Calendar 1999                         $300,000


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            Calendar 2000                          $360,000
            Calendar 2001                          $360,000
            Calendar 2002                          $360,000
            Calendar 2003                          $360,000
            Calendar 2004                          $480,000
            To end of term
            of this agreement                      $480,000

      In any year that Restaurant sales reach $7,000,000, the guaranteed payments shall be in the amount of the greater of $300,000 or the amounts set forth above.

            c. For the purposes of this article, operating cash flow shall equal Restaurant Sales, minus cost of goods sold, compensation paid under Article 3(a) hereof, and actual operating expenses as calculated and prepared for reporting purposes under generally accepted accounting principles and as adjusted to exclude the following:

                  1. The initial cash paid by the MANAGEMENT COMPANY under
Article 9(a), (b) and (c) hereof.

                  2. Any additional cash infusions by the MANAGEMENT COMPANY or by NEWCO.

                  3. The principal amount of any debt financing for any other cash flow items outside the normal course of business (e.g., insurance proceeds other than business interruption). The intention of the parties for calculation of operating cash flow is set forth on the document entitled "GLOUCESTER HOUSE ILLUSTRATIVE INCOME STATEMENT" attached hereto and Schedule "A".


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            d. In any calendar year prior to 2001 for which (1) the operating cash flow of NEWCO exceeds twice the guaranteed payments for such year as specified in Article 4(6), above, and (2) there is an outstanding Shortfall for any prior year or years of this Agreement, whether the year immediately or otherwise, said excess amount shall be applied first toward satisfaction of such Shortfall, and any balance thereafter remaining shall be shared by NEWCO and MANAGEMENT COMPANY as otherwise provided in this article 4.

      5. BANK ACCOUNTS. NEWCO shall establish a bank account at a bank of their choice. One (1) person designated by the MANAGEMENT COMPANY and one (1) designated by NEWCO who might be changed from time to time by the MANAGEMENT COMPANY and NEWCO, shall be the authorized signatories for the account. Persons designated as signatories by the MANAGEMENT COMPANY and NEWCO shall not have the authority to sign a check for an amount in excess of $20,000; rather, same shall only be authorized by Peter Skeadas, for NEWCO, and Mark Levine, for the MANAGEMENT COMPANY. All monies received from the operation of the Restaurant, and any and all expenses paid by the MANAGEMENT COMPANY on account of the operation of the Restaurant, shall pass through this account. NEWCO agrees to sign all checks presented to it by the MANAGEMENT COMPANY within forty-eight
(48) hours of receipt of same.

      6. INSURANCE. The MANAGEMENT COMPANY shall seek insurance coverage for fire, public liability, automobile, theft, casualty and property damage, comprehensive dishonesty, disappearance and destruction, and workmen's compensation insurance, as required by the lease for the premises, and as reasonably necessary in the sole discretion of the MANAGEMENT COMPANY. MANAGEMENT COMPANY shall arrange for NEWCO coverage during the term


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of this Agreement naming NEWCO and the MANAGEMENT COMPANY as insureds as their interests shall appear under such policies. MANAGEMENT COMPANY shall not be required to arrange for coverage which cannot be generally obtained at commercially reasonable rates unless required by the lease for the premises. The MANAGEMENT COMPANY shall advise and assist in the review and renewal of such insurance and, to the extent possible, make available to NEWCO bulk rates for such insurance coverage as are available to the MANAGEMENT COMPANY.

      7. INDEMNITY. NEWCO agrees:

            A. To the extent an insurance carrier does not assume the defense in respect of any claim, action or proceeding against the MANAGEMENT COMPANY or NEWCO for actions allegedly within the scope of this Agreement, to defend promptly and diligently, at the expense of NEWCO any claim, action or proceeding brought against the MANAGEMENT COMPANY, or its employees or agents, or NEWCO jointly or severally arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify the MANAGEMENT COMPANY, its employees or agents, from any judgment, loss or settlement on account thereof to the extent not covered by insurance, regardless of the jurisdiction in which any such claims, actions or proceedings may be brought, and whether brought against the MANAGEMENT COMPANY alone or the MANAGEMENT COMPANY and NEWCO.

            B. To the extent not covered by insurance, to indemnify and hold the MANAGEMENT COMPANY, its employees and agents, free and harmless from any liability finally determined pursuant to paragraph (A) above for injury to persons or damage to property


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by reason of any cause whatsoever, either in and about the Restaurant, as a result of the performance of this Agreement by the MANAGEMENT COMPANY, its agents or employees, irrespective of whether negligence on the part of the MANAGEMENT COMPANY is alleged.

            C. Notwithstanding the foregoing, NEWCO shall not be liable to indemnify and hold the MANAGEMENT COMPANY harmless, and the MANAGEMENT COMPANY hereby indemnifies and holds NEWCO free and harmless, from any liability which results from the gross negligence, fraud, or willful misconduct of the MANAGEMENT COMPANY, its agents or employees.

            D. If, as part of this indemnification, it shall be necessary for the MANAGEMENT COMPANY to retain counsel, same shall be at the expense of NEWCO.

            E. This indemnification shall be unlimited, and shall include attorneys' fees and related costs and expenses.

      8. STATE LIQUOR AUTHORITY.

            a. NEWCO and MANAGEMENT COMPANY agree to cooperate in notifying the New York State Liquor Authority ("NYSLA") of the arrangement entered into herein. Additionally, the parties agree, at the expense of NEWCO, if required by the New York State Liquor Authority, to make any application as may be required by the New York State Liquor Authority as a result of the NYSLA's having been notified of the terms of this agreement.

            b. The parties acknowledge that it may be necessary, in connection with the addition of the banquet area to the premises, to file an application with the New York State


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Liquor Authority for permission to make alterations. The parties each agree to cooperate with such application.

      9. PURCHASE OF RIGHT TO MANAGE. In consideration of NEWCO granting to MANAGEMENT COMPANY the within managing agreement, the MANAGEMENT COMPANY shall make payments to NEWCO as follows:

            a. Upon the execution of this agreement, the sum of $250,000; to be held in escrow by Sargent & Sargent, the attorneys for NEWCO subject to the terms hereinafter set forth;

            b. The sum of $750,000, on and after the Commencement Date (as defined in Article 10) and before the Restaurant is opened to the public by the MANAGEMENT COMPANY, in such installments and amounts as are reasonably needed to meet the objectives of this Agreement.

            c. The sum of no more than $500,000, at any time during the term of the agreement, if, in the reasonable judgment of the MANAGEMENT COMPANY, such additional sum is required to accomplish the objectives set forth in subparagraph (d) and (e) hereof.

            d. The sums set forth in paragraphs (a), (b), and (c), above shall be utilized, in the reasonable discretion of the MANAGEMENT COMPANY, for the renovation of the premises; as an infusion of operating capital; and for the creation of a wine inventory, of a value on the commencement date of no more than $200,000, it being the intent of the parties that the premises be open to the public on or about August 1, 1996 as a steak and seafood American Restaurant. Ambiance, decor, menu style, wine list and naming of the Restaurant shall be in the sole discretion


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of the MANAGEMENT COMPANY, subject only to its exercise of its exercise of its reasonable business judgment. NEWCO acknowledges that any name used in the operation of the Restaurant shall remain the sole and exclusive property of the MANAGEMENT COMPANY but that the MANAGEMENT COMPANY and its affiliates and related companies will not use the name, during the time this agreement is in effect, in any other Restaurant in the five boroughs of New York City or within a circle having a five mile radius and a center of the Restaurant. NEWCO agrees to seek all consents necessary under its leases to permit the name chosen by the MANAGEMENT COMPANY to be utilized. If such consent cannot be obtained, this agreement may be canceled at any time prior to the commencement date and all monies paid hereunder refunded to the MANAGEMENT COMPANY.

            Subject to the foregoing paragraph, the MANAGEMENT COMPANY shall have the right to use the name or names utilized at the Restaurant elsewhere without liability to NEWCO, and NEWCO acknowledges that it has no rights whatsoever to the name or names.

            e. The sums deposited in escrow pursuant to subparagraph (a) hereof, shall be released into the regular account of NEWCO, to be utilized as operation capital upon written notice by the attorneys and the accountants for the MANAGEMENT COMPANY, upon their review of the books and records of NEWCO, and upon their review of any other relevant documentation, all of which NEWCO agrees to make available to the attorneys and accountants for the MANAGEMENT COMPANY, that:

                  1. The lease to the premises has been assigned to NEWCO, with landlord's consent.


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                  2. NEWCO is a newly formed corporation, in existence only
since April 10, 1996, at the earliest, and formed solely for the purposes of the Agreement;

                  3. NEWCO has no debts whatsoever to any third party including, but not limited to, the landlord at the premises, except for commitments to David Anton, Media Resources International, Ltd., and The Guest Informant. Such agreements do not include obligations of either more than $100,000 in cash or more than $200,000 in "in kind" payments, all of which involve future work to be done by these entities or persons, and not work done in the past;

                  4. The Restaurant, and the furniture, fixtures and equipment at the premises, are free and clear of liens, encumbrances and chattel mortgages of any kind or description;

                  5. The premises are in compliance with all rules, regulations and licensing requirements of all state, federal and local authorities including obtaining a temporary retail permit from the New York State Liquor Authority, if necessary;

                  6. They have received certification by NEWCO that, in its reasonable opinion, the premises have been opened to the public by the MANAGEMENT COMPANY;

                  7. NEWCO represents and warrants that the statements set forth in Article 9(e), 1, 2, 3, 4, and 5, are true as of the date of this Agreement, shall be true as of the commencement date, as defined in Article 10 hereof; and shall deliver, on the commencement date, an opinion letter of its attorneys with respect to the truth of Paragraphs 1, 2, and 4,; and of its accountants with respect to Paragraph 3.

            f. NEWCO represents and warrants that items (1), (2), and (3) of paragraph (e) shall be true as of May 1, 1996. If these representations and warranties are not true, in the


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reasonable opinion of the attorneys and accountants for the MANAGEMENT COMPANY, and after ten (10) days notice to NEWCO any condition complained of has not been cured, the MANAGEMENT COMPANY shall have the right to cancel this agreement; the deposit under subparagraph (a) hereof shall be released to it, and the parties shall have no further rights each to the other.

            g. Nothing herein contained shall be construed to give any ownership rights in the Restaurant to the MANAGEMENT COMPANY All assets of the Restaurant shall remain the property of NEWCO.

      10. TERM.

      A. The management of the Restaurant by the MANAGEMENT COMPANY shall commence the date NEWCO closes the premises to the public (the "Commencement Date"), and shall continue so long as NEWCO occupies the premises for the operation of a Restaurant. NEWCO represents that the operating lease to the premises expires on 2011; that the ground lease expires in 2015; and that upon the expiration of the fixed term of the operating lease, it will make best efforts further to renew its lease for the Restaurant premises. MANAGEMENT COMPANY acknowledges that it has received and reviewed a copy of the operating lease. NEWCO represents that it will continue to operate the Restaurant unless MANAGEMENT COMPANY consents to a cessation of restaurant operations.

      The parties acknowledge that it is their intention that the following transpire:


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            a. That NEWCO close the premises to the public within 20 days of the date of this agreement, and book no banquets from the date of this agreement, to take place more than 20 days hence;

            b. That from the date NEWCO closes to the public, the MANAGEMENT COMPANY shall assume the management of the premises, and begin the process of capitalizing, designing, building and staffing the Restaurant, the parties intending that the Restaurant re-open within 90 days of the Commencement Date. During the period following the Commencement Date but prior to re-opening, MANAGEMENT COMPANY will provide NEWCO with reasonable reports on its progress including, but not limited to, providing proof of disbursement of funds toward the opening of the Restaurant, that is toward designing, constructing, furnishing the Restaurant and providing inventory.

            Should the MANAGEMENT COMPANY not reopen the Restaurant to the public within 180 days of the Commencement Date, unless because of forces beyond its control, the sums held in escrow under Article 9 (a) together with all other property situated at the Restaurant will be released to NEWCO as liquidated damages hereunder; MANAGEMENT COMPANY shall surrender the premises and its contents; all sums expended through such time by the MANAGEMENT COMPANY will be forfeited and, except for the provisions of subsection B.a.5 of this Article 10, which shall survive as if termination had occurred in accordance with that section, this Agreement shall become null and void.


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      B. Except as provided for in subsection A of this Article 10 and in
Articles 12 and 13, this agreement may only be terminated as follows:

            a. At the election of NEWCO, upon thirty (30) days notice to the MANAGEMENT COMPANY of default, which default remains uncured, and which the MANAGEMENT COMPANY does not commence diligent effort to cure, or "for cause", which shall be limited to the following grounds:

                  1. The repeated failure or refusal by the MANAGEMENT COMPANY, after written notice thereof, substantially to perform its duties and responsibilities under this agreement.

                  2. Any willful or gross negligent act which materially injures the reputation, business or any business relationship of the Restaurant, or of NEWCO, or of any principals of NEWCO.

                  3. Any act of moral turpitude or violation of law which materially effect the reputation of the Restaurant, NEWCO, or any principals of NEWCO.

                  4. Any act of willful malfeasance, fraud, bad faith or reckless disregard of the interests of NEWCO or its shareholders.

                  5. The failure of the MANAGEMENT COMPANY to make the guaranteed payments under Article 4 hereof.

                  Upon any such termination under this Article B.a., the MANAGEMENT COMPANY, shall immediately return control of the premises to NEWCO, and guarantee that on such date of surrender, the Restaurant:


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                  i. Shall have no debts whatsoever to any third party,
including, but not limited to, the landlord at the premises;

                  ii. And the furniture, fixtures and equipment at the premises will be free and clear of liens, encumbrances and chattel mortgages of any kind and description;

                  iii. Will be in compliance with all rules, regulations and licensing requirements of all state, federal and local authorities.

            b. At the election of the MANAGEMENT COMPANY, upon the following grounds:

                  (i) Upon 60 days notice, provided that at the end of the notice period the MANAGEMENT COMPANY will have managed the Restaurant open to the public for no less than 3 years, so long as no uninsurable cataclysmic physical disaster of a level that would justify lease termination, or extraordinary financial disaster of a magnitude equivalent to the stock market crash of 1929, shall have occurred during such three year period in such a manner as to directly affect NEWCO, MANAGEMENT COMPANY or any GUARANTOR hereunder to such a degree as would reasonably render such guarantee impossible to perform, and expended, pursuant to Article 9, no less than $1,500,000, it being understood and agreed that upon the MANAGEMENT COMPANY electing to so terminate, it will forthwith return control of the premises to NEWCO and, on such date the Restaurant:

            1. Will have no debts whatsoever to any third party, including, but not limited to, the landlord at the premises and the furniture, fixtures and equipment at the premises will be free and clear of liens, encumbrances and chattel mortgages of any kind or description.


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            2. Will be in compliance with all rules, regulations and licensing requirements of all state, federal and local authorities.

            MANAGEMENT COMPANY hereby agrees to indemnify, defend and hold NEWCO and its principals and guarantors, if any, harmless from any liability for any of the foregoing, including costs of defense.

                  (ii) Upon the election of the MANAGEMENT COMPANY to terminate the agreement as set forth in the foregoing paragraph (i), all wine inventory on the premises on the date of control is returned to NEWCO shall become the property of MANAGEMENT COMPANY. The parties agree to cooperate with all filings required by all relevant agencies to effectuate the intent of this subparagraph. Notwithstanding the foregoing, if the wine inventory shall have a value in excess of $200,000, utilizing prices paid for such wine when purchased by NEWCO, only $200,000 of such wine shall become the MANAGEMENT COMPANY property, the identity of such wines being at the sole discretion of the MANAGEMENT COMPANY.

                  Upon any termination of this agreement as set forth in subparagraph B of Article 10, all wine inventory on the premises on the date control is returned to NEWCO shall become the property of MANAGEMENT COMPANY. The parties agree to cooperate with all filings required by all relevant agencies to effectuate the intent of this subparagraph. If the wine inventory shall have a value in excess of $200,000, utilizing prices paid for such wine when purchased by NEWCO, only $200,000 of such wine shall become the MANAGEMENT COMPANY'S property, the identity of such wines being at the sole discretion of the MANAGEMENT COMPANY, the balance of such wine to be divided 50/50 between the parties.


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      11. Guarantee. For good and valuable consideration, sufficiency of which is hereby acknowledged by the NEW YORK RESTAURANT GROUP, L.L.C., (the "RESTAURANT GROUP"), the RESTAURANT GROUP hereby guarantees the performance by the MANAGEMENT COMPANY of the provisions of this agreement in all respects.

      For good and valuable consideration sufficiency of which is hereby acknowledged, LOFT INTERNATIONAL RESTAURANT CORP., Peter Skeadas and Louis Pappas hereby guarantee the performance by NEWCO of the provisions of this Agreement in all respects, provided, however, that the guarantees of PETER SKEADAS, and LOUIS PAPPAS shall be guarantees of collection, and not of payment, and subject, without limitation, to the prior exhaustion of all remedies against the following parties in the following order of priority: (1) The proceeds of any applicable insurance, either of NEWCO, LOFT INTERNATIONAL RESTAURANT CORP., or of any joint obligor's applicable insurance; (2) any and all assets of any joint obligor; (3) any and all assets of NEWCO, including the lease; and (4) any and all assets of LOFT INTERNATIONAL RESTAURANT CORP. The Guarantee of Peter Skeadas and Louis Pappas shall expire three years from the Commencement Date.

      In any event the guarantee of NEWCO's guarantors hereunder, as qualified above, shall be limited in gross amount to the lesser of the amount of any applicable claim, or the aggregate amounts actually expended by MANAGEMENT COMPANY pursuant to Article 9.

      To evidence the obligations of NEWCO under this agreement, NEWCO shall deliver to MANAGEMENT COMPANY, prior to the Commencement Date:

      1. UCC-l Franchising Statements, covering all fixtures and equipment at the premises, and all replacement fixtures.


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      2. An assignment of the lease to the premises to MANAGEMENT COMPANY, in recordable form. Same will be held in escrow by the attorneys for the Management Company pursuant to an escrow receipt consistent with this agreement.

      12. Sale of the Premises.

            a. Should NEWCO receive a bona fide offer to sell the Restaurant, or to sell all of the outstanding shares of stock of NEWCO or to sublet the premises or sell a majority interest in itself; the following shall transpire:

                  i. NEWCO shall give MANAGEMENT COMPANY written notice of the terms of any such offer.

                  ii. The MANAGEMENT COMPANY shall have a sixty (60) day period within which to purchase the Restaurant or sublet the Restaurant or purchase the majority interest upon the same terms and conditions as set forth in the third-party offer.

                  iii. If the MANAGEMENT COMPANY decides not to purchase the Restaurant or sublet the premises or sell the majority interest, or does not reply to NEWCO'S notice, NEWCO shall be free to sell the Restaurant, except that any sale shall include an obligation on the part of the purchaser to assume the obligations under this Agreement.

                  iv. Any internal share transfers among Louis Pappas, Peter Skeadas, Gus Karayiannis and their families shall not be considered bona-fide offers to sell for the purpose of this paragraph.

      13. Option to Purchase. MANAGEMENT COMPANY shall have an option to purchase all of the assets of NEWCO, subject to the following terms, conditions, and counter-option of NEWCO:


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      a. Price.

         Date of Exercise                               Price in Cash
         ----------------                               -------------

         7/1/97-6/30/2001                               $ 7,500,000
         7/1/01 - 6/30/02                               $ 8,500,000
         7/1/02 - 6/30/03                               $ 9,500,000
         7/1/03 - 6/30/04                               $10,500,000

      b. Method of Exercise. Should the MANAGEMENT COMPANY desire to exercise its purchase option hereunder, it shall present to NEWCO at any time on or before 6/30/2004, a written notice of election to purchase the assets of NEWCO pursuant to the provisions of this Article 13 together with an earnest money deposit by way of a cashier's or certified check, or other good funds, for an amount equal to 10% of the applicable purchase price as set forth in subparagraph (a).

      c. Upon receipt of such notice and earnest money deposit NEWCO shall have a period of sixty (60) days to preempt MANAGEMENT COMPANY'S purchase option by presenting to MANAGEMENT COMPANY a written notice of election to repurchase MANAGEMENT COMPANY'S right to manage under this Agreement, and a cashier's or certified check or other good funds in the amount of 20% of the applicable purchase price (based upon the date of the notice of exercise presented by a MANAGEMENT COMPANY), said amount to constitute a refund of MANAGEMENT COMPANY'S deposit together with a 10% earnest money deposit of NEWCO.

      d. Closing. A closing shall take place within ninety (90) calendar days following the later of (1) the expiration of the period set forth in subsection
(c), above, if NEWCO shall not have exercised its counter-option as therein set forth, or (2) sixty (60) days following the presentation by NEWCO of a notice of exercise of its counter-option pursuant to subsection (c), above.

      At the closing the purchaser shall remit by cashier's or certified check or other good funds the balance of the purchase price, and the Seller shall deliver, (i) if NEWCO, a Bill of Sale and such other documents reasonably necessary and sufficient to duly convey and transfer title to all of the assets of NEWCO (excluding any cash amounts on hand representing NEWCO's share of operating cash flow or excluded from operating cash flow by definition) or, (ii) if MANAGEMENT COMPANY, a general and specific release of all claims referencing this agreement and the right to manage provided for herein, together with such other document or documents as may reasonably be required to extinguish the contractual relationship among NEWCO, MANAGEMENT COMPANY and all guarantors hereunder.

      e. Upon closing and the payment of the consideration provided for hereunder, subject to collection, this contract shall become null and void and neither party shall thereafter have any claim or cause of action based upon the provisions of this contract against the other, or against any guarantor of either party.

      f. In the event that it should reasonably become necessary at any time hereafter for any party hereto, including any guarantor, to execute any further document or instrument to effectuate the purposes of this Article 13, then such party agrees promptly to do so upon request. This provision shall survive the closing of any sale under this Article 13.

      14. Liens and Encumbrances. During the term of this agreement, neither NEWCO nor the MANAGEMENT COMPANY will create any debt for NEWCO; place any liens and encumbrances on NEWCO or on the assets of the Restaurant; or create any other diminution of the value or operating cash flow of the Restaurant without a prior consent of the other party.

      15. Loans to NEWCO. The MANAGEMENT COMPANY may, but shall not be required to, make available to NEWCO additional funds, in the nature of loans to the corporation, upon terms as may be agreed upon by the parties, but in any event only after expending the sums required to be invested in pursuant to Article 9.

      16. House Account. On the Commencement Date, the MANAGEMENT COMPANY shall establish a house account entitled "Louis Pappas, Peter Skeadas and Gus Karayiannis". MANAGEMENT COMPANY shall grant to Pappas, Skeadas and Karayiannis an annual credit on such house account in the amount of $10,000.00. Any amounts over $10,000.00 shall carry a 50% discount.

      17. Applicable Law. This Agreement shall be interpreted according to the laws of New York State.

      18. Notices. Notices provided for hereunder shall be deemed given when either hand-delivered or mailed by certified mail, return receipt requested, duly marked "Deliver to Addressee Only" to the parties and addresses as set forth below (or to such other revised addresses and addresses as either party may furnish by a like notice, similarly given):

                   As to NEWCO:
                   Peter Skeadas
                   c/o Sargent & Sargent
                   830 Post Road East
                   Westport, CT 06880

                   As to MANAGEMENT COMPANY:
                   Restaurant Management Group
                   c/o Maloney & Porcelli
                   225 Broadway
                   New York, NY 10007

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.


                                              37 EAST 50TH STREET CORPORATION


                                          BY: /s/ [ILLEGIBLE]
                                              --------------------------------

                                              RESTAURANT GROUP
                                              MANAGEMENT SERVICES, L.L.C.


                                          BY: /s/ [ILLEGIBLE]
                                              --------------------------------


                                              NEW YORK RESTAURANT GROUP, L.L.C.


                                          BY: /s/ [ILLEGIBLE]
                                              --------------------------------


                                              LOFT INTERNATIONAL REST. CORP.


                                          BY: /s/ [ILLEGIBLE]
                                              --------------------------------

                                              /s/ Louis Pappas
                                              --------------------------------
                                              LOUIS PAPPAS


                                              /s/ Peter Skeadas
                                              --------------------------------
                                              PETER SKEADAS

                    -----------------------------
SCHEDULE A          GLOUCESTER HOUSE                          -----------------
                    ILLUSTRATIVE INCOME STATEMENT             AVERAGE 300 SEATS
                    -----------------------------             -----------------

                                        -------------------------------------------------------------------------------------------
                                            YEAR 1                  YEAR 2                YEAR 3                 YEAR 4
                                        -------------------------------------------------------------------------------------------
TOTAL SALES                               5,457,500   100.00%     6,495,425   100.00%   6,994,800    100.00%    8,460,478   120.95%
COST OF SALES                             1,746,400    32.00%     1,948,628    30.00%   1,993,518     28.50%    2,411,236    34.47%
                                        -------------------------------------------------------------------------------------------
GROSS PROFIT                              3,711,100    68.00%     4,546,798    70.00%   5,001,282     71.50%    6,049,242    86.48%
MISCELLANEOUS INCOME                         15,000     0.27%        20,000     0.31%      25,000      0.36%       25,000     0.36%
                                        -------------------------------------------------------------------------------------------
OPERATING INCOME                          3,726,100    68.27%     4,566,798    70.31%   5,016,282     71.86%    6,074,242    86.84%
                                        -------------------------------------------------------------------------------------------
PAYROLL                                   1,900,000    34.81%     2,180,000    33.56%   2,289,000     32.72%    2,403,450    34.36%
PAYROLL TAXES                               204,250     3.74%       234,350     3.61%     246,068      3.52%      258,371     3.69%
EMPLOYEE BENEFITS                           261,000     6.61%       414,200     6.38%     434,910      6.22%      456,656     6.53%
MANAGEMENT FEE @ 3%                         163,725     3.00%       194,863     3.00%     209,844      3.00%      253,814     3.63%
                                        -------------------------------------------------------------------------------------------
TOTAL SALES                               2,628,975    48.17%     3,023,413    46.55%   3,179,822     45.46%    3,372,291    48.21%
                                        -------------------------------------------------------------------------------------------
OTHER EXPENSES:
RENT                                        281,000     5.15%       292,000     4.50%     304,000      4.35%      304,000     4.35%
WATER                                        35,000     0.64%        36,050     0.56%      37,132      0.53%       38,245     0.55%
HEAT, LIGHT AND POWER                       142,000     2.60%       146,260     2.25%     150,648      2.15%      155,167     2.22%
TELEPHONE                                    20,000     0.37%        20,600     0.32%      21,218      0.30%       21,855     0.31%
[ILLEGIBLE]                                  54,000     0.99%        55,620     0.86%      57,289      0.82%       59,007     0.84%
OFFICE EXPENSES                              50,000     0.92%        65,000     1.00%      66,950      0.96%       68,959     0.99%
[ILLEGIBLE]                                   5,000     0.09%         6,000     0.09%       6,180      0.09%        6,365     0.09%
TRAVEL AND ENTERTAINMENT                     30,000     0.55%        35,000     0.54%      35,000      0.50%       35,000     0.50%
[ILLEGIBLE]                                   1,000     0.02%         1,500     0.02%       1,500      0.02%        1,500     0.02%
[ILLEGIBLE] - MACH. $ EQUIPMENT              35,000     0.64%        35,000     0.54%      35,000      0.50%       35,000     0.50%
PROFESSIONAL FEES                            25,000     0.45%        25,000     0.38%      25,000      0.36%       25,000     0.36%
SECURITY                                      3,000     0.05%         3,090     0.05%       3,183      0.05%        3,278     0.05%
CONSULTANTS FEES                             10,000     0.18%        10,000     0.15%      10,000      0.14%       10,000     0.14%
MISCELLANEOUS INCOME                          7,500     0.14%         7,500     0.12%      75,000      0.11%        7,500     0.11%
OPERATING SUPPLIES                          218,300     4.00%       259,817     4.00%     279,792      4.00%      338,419     4.84%
DECORATING                                   30,000     0.55%        40,000     0.62%      41,200      0.59%       42,436     0.61%
PUBLIC RELATIONS                            111,000     2.03%       123,000     1.89%     128,640      1.84%      151,800     2.17%
INSURANCE                                   100,000     1.83%       115,000     1.77%     120,000      1.72%      120,000     1.72%
EXPENSES                                     10,000     0.18%        10,000     0.15%      10,000      0.14%       10,000     0.14%
REPAIRS AND MAINTENANCE                      75,000     1.37%       125,000     1.92%     128,750      1.84%      132,613     1.90%
ADVERTISING                                 250,000     4.58%       250,000     3.85%     250,000      3.57%      250,000     3.57%
FEES & SUBSCRIPTIONS                          1,500     0.03%         1,500     0.02%       1,500      0.02%        1,500     0.02%
REAL ESTATE TAXES                            92,000     1.69%        97,000     1.49%     102,000      1.46%      102,000     1.46%
CREDIT CARD CHARGES                         147,353     2.70%       175,376     2.70%     188,860      2.70%      228,433     3.27%
COMMERCIAL RENT TAX                          18,265     0.33%        18,980     0.29%      19,760      0.28%       19,760     0.28%
                                        -------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                      1,751,918    32.10%     1,954,293    30.09%   2,031,100     29.04%    2,167,837    30.99%
                                        -------------------------------------------------------------------------------------------
TOTAL EXPENSES                            4,380,893    80.27%     4,977,706    76.63%   5,210,922     74.50%    5,540,128    79.20%
                                        -------------------------------------------------------------------------------------------
NET INCOME BEFORE DEPRECIATION,
BANQUET PROFITS & TAXES                    (654,793)  (12.00%)     (410,909)   (6.33%)   (184,640)    (2.64%)     534,114     7.64%
BANQUET PROFITS                             260,000     4.76%       300,000     4.62%     400,000      5.72%      400,000     5.72%
                                        -------------------------------------------------------------------------------------------
NET INCOME BEFORE DEPRECIATION,
TAXES                                      (394,793)   (7.23%)     (110,909)   (1.71%)    215,360      3.08%      934,114    13.35%
DEPRECIATION                               (100,000)   (1.83%)     (100,000)   (1.54%)   (100,000)    (1.43%)    (100,000)   (1.43%)
                                        -------------------------------------------------------------------------------------------
INCOME BEFORE TAXES                        (494,793)   (9.07%)     (210,909)   (3.25%)    115,360      1.65%      834,114    11.92%
                                        -------------------------------------------------------------------------------------------

                                                  ------------------------------
                                                   STATEMENT OF CASH FLOW
                                                   (PREPARED IN ACCORDANCE GAAP)
                                                  ------------------------------

----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
----------------------------------------------
   NET INCOME--FROM SCHEDULE A                           (494,793)          (210,909)             115,360               834,000
----------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
CASH PROVIDED BY OPERATING ACTIVITIES:
----------------------------------------------
   DEPRECIATION AND AMORTIZATION                          100,000            100,000              100,000               100,000
   CHANGES IN OPERATING ASSETS AND LIABILITIES:                                                                           2,000
     (INCREASE) DECREASE IN ACCOUNTS RECEIVABLE            10,000             (5,000)               2,000               (24,000)
     (INCREASE) DECREASE IN INVENTORY                     (15,000)           (20,000)              28,000                (2,000)
     (INCREASE) DECREASE IN PREPAID EXPENSES              (25,000)             5,000                8,500            [ILLEGIBLE]
     (INCREASE) DECREASE IN OTHER ASSETS                      793             (1,091)               1,140            [ILLEGIBLE]
     INCREASE (DECREASE) IN ACCOUNTS PAYABLE
     AND ACCRUED EXPENSES                                  50,000             25,000               (5,000)           [ILLEGIBLE]
                                                       ------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                (374,000)          (107,000)             250,000               890,000

CASH USED TO PURCHASE PROPERTY & EQUIPMENT                      0            (25,000)             (20,000)              (25,000)
                                                       ------------------------------------------------------------------------
NET INCREASE (DECREASE)
     IN CASH -- GAAP                                     (374,000)          (132,000)             230,000               865,000
                                                       ------------------------------------------------------------------------
----------------------------------------------
     OTHER CASH CHANGES
----------------------------------------------
GUARANTEED PAYMENT                                              0           (144,000)            (240,000)             (300,000)
                                                       ------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AFTER
     GUARANTEED PAYMENT                                  (374,000)          (276,000)             (10,000)              565,000
MANAGEMENT COMPANY LOAN                                         0            150,000
MANAGEMENT COMPANY ADDITIONAL FUNDING                     374,000            126,000
                                                       ------------------------------------------------------------------------
     CASH BALANCE                                               0                  0              (10,000)              565,000
                                                       ------------------------------------------------------------------------

----------------------------------------------
CASH AVAILABLE FOR DISTRIBUTION
----------------------------------------------
NET INCREASE (DECREASE)
     IN CASH -- GAAP                                     (374,000)          (132,000)             230,000               865,000
                                                       ------------------------------------------------------------------------
CASH TO NEWCO                                                   0            144,000              240,000               300,000
CASH TO MANAGEMENT COMPANY                                      0                  0                    0               300,000
PAYMENT OF LOAN TO MANAGEMENT COMPANY                           0                  0                    0               150,000
PAYMENT OF SHORTFALL                                            0                  0                    0               115,000
SHORTFALL                                                       0                  0              115,000